EXHIBIT 99.1

News Release

NYSE:	BVC Web Site: www.bayviewcapital.com
Contact: Jeannie Daniels
(650) 294-7778
Mark Cornwell
(650) 312-7454

FOR IMMEDIATE RELEASE

November 1, 2002

BAY VIEW CAPITAL CLOSES SALE OF BRANCHES TO U.S. BANK

     San Mateo, California — Bay View Capital Corporation (NYSE: BVC) today announced the completion of the previously disclosed sale of the 57-retail banking branches of its wholly owned subsidiary, Bay View Bank, to U.S. Bank, a wholly owned subsidiary of U.S. Bancorp (NYSE: USB). As part of the transaction, U.S. Bank has assumed Bay View Bank’s deposit liabilities of approximately $3.3 billion and has paid Bay View Bank a premium. “The sale marks the conclusion of a transaction which not only benefits our shareholders, but also, with the excellent product offerings of U.S. Bank, our customers and employees,” said Bob Goldstein, chairman and chief executive officer of Bay View Capital Corporation.

     In connection with the sale, the following management and board changes have occurred. Charles Cooper has been promoted to president of Bay View Bank, N.A., and its parent Bay View Capital Corporation. Robert B. Goldstein, remains CEO of Bay View Bank and the capital corporation. Cooper was most recently executive vice president and chief credit officer.

     Joseph Catalano has been named general counsel of Bay View Bank. He was previously assistant general counsel for both the bank and the holding company. Carolyn Williams-Goldman remains general counsel of Bay View Capital Corporation and corporate secretary.

     Sossy Soukiassian has been named general auditor for the bank and holding company. Most recently, she was senior vice president for strategic planning. Weldon Culley who was general auditor will continue as director of risk management.

     John Okubo has been named chief financial officer for the bank and the holding company. Okubo was previously senior vice president of Treasury for both the bank and the holding company. Okubo is assuming these duties from John Rose, who will continue to have an active role within the organization by serving as a member of the board of directors and its executive committee. Rose’s departure date is November 15, 2002.

     “The promotions of Cooper, Catalano, Soukiassian and Okubo are in recognition of their tireless efforts in helping to turn around Bay View and executing our current strategic plan for building shareholder value and liquidity,” said Robert B. Goldstein, chairman and CEO, Bay View Capital Corporation.

Board of Directors

     Robert Goldstein, CEO, has been elected chairman of the Bay View board of directors. Current Bay View officers, John W. Rose, and Charles Cooper, join Goldstein and current outside directors, Thomas M. Foster and Roger K. Easley, on the board.

     A new outside director, Joel Hyman, was also elected. He was most recently senior vice president and director of finance for Fleet Credit Card Services. Hyman has more than 30 years of bank financial management experience, serving as CFO for Regent National Bank of Philadelphia, Farmers & Mechanics Bank of Middletown, Ct., and Tolland Bank of Vernon, Ct. He holds an MBA from Boston University, Boston, Mass., and a bachelor’s degree from Clark University, Worcester, Mass.

     The new board members were elected to fill the vacancies created by the retirement of John R. McKean, chairman, and directors Paula R. Collins, Robert G. Cox and Robert M. Greber.

     “As we welcome Joel Hyman to our board, we must also thank John McKean and our other retiring directors who provided such critical counsel during a very challenging period,” Goldstein concluded.

     These officer and director elections follow the October 3 announcement that the company’s previously disclosed plan of dissolution and stockholder liquidity, as well as other related matters, was approved at a special meeting of stockholders. The scope of responsibility of this board will include both Bay View Capital Corporation and Bay View Bank.

     Bay View Capital Corporation is a commercial bank holding company headquartered in San Mateo, California and is listed on the NYSE: BVC. For more information, call 1-800-BAY VIEW (1-800-229-8439), or visit www.bayviewcapital.com.